Exhibit 99.1

         MONROE BANCORP NAMES INTERIM CHAIRMAN OF THE BOARD OF DIRECTORS

     BLOOMINGTON, Ind., May 2 /PRNewswire-FirstCall/ -- Monroe Bancorp (the "Company") (Nasdaq: MROE) announced that it has named Charles R. Royal, Jr. of the Royal Group as interim Chairman of the Board of Directors of the Company and its wholly-owned subsidiary, Monroe Bank (the "Bank").

     Mr. Royal has served as a director of the Company and Bank since 1987. The Company's previous chairman, David Baer, retired at the completion of Monroe Bancorp's April 28th, 2005 Annual Shareholder's Meeting after providing nearly 25 years of service to the organization.

     "We are fortunate to have someone with Mr. Royal's experience in the Chairman's position," said Mark Bradford, President and CEO of Monroe Bank and Monroe Bancorp. "I am confident that he will make significant contributions to our efforts to build upon the successes achieved under David Baer's leadership."

     Monroe Bancorp, headquartered in Bloomington, Indiana, is an Indiana bank holding company with Monroe Bank as its wholly owned subsidiary. Monroe Bank was established in Bloomington in 1892 and offers a full range of financial, trust and investment services through its 17 offices in Central and South Central Indiana. The Company's common stock is traded on the NASDAQ National Stock Market under the symbol MROE.

     Contact:       Mark D. Bradford
                    President, Chief Executive Officer
                    (812) 331-3455

     Media Contact: Lisa Herrmann
                    Marketing Specialist
                    (812) 331-3434

     WWW: http://www.monroebank.com

SOURCE  Monroe Bancorp
    -0-                             05/02/2005
    /CONTACT: Mark D. Bradford, President, Chief Executive Officer, +1-812-331-3455, or Media Contact: Lisa Herrmann, Marketing Specialist, 1-812-331-3434, both of Monroe Bancorp/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.monroebank.com /